Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 6, 2023, with respect to the consolidated balance sheets of Groundfloor Finance, Inc. and Subsidiaries as of December 31, 2022 and 2021 and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, which appears in the accompanying Form 1-K of Groundfloor Finance, Inc. and Subsidiaries. Our report contains an explanatory paragraph regarding Going Concern Uncertainty.

Atlanta, Georgia

March 9, 2023

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